                       CERTIFICATE OF DESIGNATION, PREFERENCES
                     AND RELATIVE, PARTICIPATING, OPTIONAL AND
                         OTHER SPECIAL RIGHTS OF PREFERRED
                       STOCK AND QUALIFICATIONS, LIMITATIONS
                                  AND RESTRICTIONS

                                         OF

                              13% SERIES A CUMULATIVE
                                  PREFERRED STOCK

                                         OF

                             COLOR SPOT NURSERIES, INC.

                               ----------------------

                           Pursuant to Section 151 of the
                  General Corporation Law of the State of Delaware

                               ----------------------

          Color Spot Nurseries, Inc. (the "COMPANY"), a corporation organized and existing under the General Corporation Law of the State of Delaware, certifies that pursuant to the authority contained in Article IV of its Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Company by unanimous written consent dated November 26, 1997 duly approved and adopted the following resolution (this "CERTIFICATE OF DESIGNATION") which resolution remains in full force and effect on the date hereof:

          RESOLVED, that the Board of Directors does hereby designate, create, authorize and provide for the issuance of 13% Series A Cumulative Preferred Stock (the "SERIES A PREFERRED STOCK"), par value $0.01 per share, with a liquidation preference of $1,000 per share, consisting of 100,000 shares, having the following voting powers, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions thereof as follows:

          1.     DIVIDENDS.

          (a) The Holders of shares of the Series A Preferred Stock shall be entitled to receive in preference to holders of all other Capital Stock of the Company, when, as and if dividends are declared by the Board of Directors out of funds of the Company legally available therefor, cumulative preferential dividends from the issue date of the Series A Preferred Stock accruing at the rate of 13% per annum (subject to increase as set forth below), payable quarterly in arrears on each March 15, June 15, September 15 and December 15 or, if any such date is not a Business Day, on the next succeeding Business Day (each, a "DIVIDEND PAYMENT DATE"), to the Holders of record as of the next preceding March 1, June 1, September 1 and December 1 (each, a "RECORD DATE"). Upon an Increased Dividend Triggering Event dividends on the Series A Preferred Stock will accrue at the rate of 18% per annum of the liquidation preference thereof until such Increased Dividend Triggering Event is cured. Dividends shall be payable in cash, except that on each Dividend Payment Date occurring on or prior to December 15, 2002, dividends may be paid, at the Company's option, by the issuance of additional shares of Series A Preferred Stock (including fractional shares) having an aggregate Liquidation Preference equal to the amount of such dividends. The shares of Series A Preferred Stock issued as dividends will be duly authorized, validly issued, fully paid and non-assessable. The issuance of such additional shares of Series A Preferred Stock shall constitute "payment" of the related dividend for all purposes of this Certificate of Designation. The first dividend payment shall be payable on March 15, 1998. Dividends payable on the Series A Preferred Stock shall be computed on the basis of a 360-day year consisting of twelve 30-day months and shall be deemed to accrue on a daily basis.

          (b) The rate of the cumulative preferential dividends of the Series A Preferred Stock may be increased as hereinafter provided. Upon:

               (i) the failure of the Company to satisfy any mandatory redemption or repurchase obligation with respect to the Series A Preferred Stock;

              (ii) the failure of the Company to make a Change of Control Offer on the terms and in accordance with the provisions described below in Section 5 hereof;

             (iii) the failure of the Company to comply with any of the other covenants or agreements set forth in this Certificate of Designation (other than the payment of dividends) and the continuance of such failure for 30 consecutive days or more; or

              (iv) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Subsidiaries (or the payment of which is guaranteed by the Company or any of its Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the Closing Date, which default (1) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "PAYMENT DEFAULT") or (2) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5,000,000 or more (each of the events described in clauses (i), (ii), (iii) and (iv) being referred to herein as a "INCREASED DIVIDEND TRIGGERING EVENT");

then the cumulative preferential dividends of the Series A Preferred Stock will accrue at a rate of 18% of the Liquidation Preference per share per annum from the date of such Increased Dividend Triggering Event until such Increased Dividend Triggering Event is cured.

            (c) Dividends on the Series A Preferred Stock shall accrue whether or not the Company has earnings or profits, whether or not there are funds legally available for the payment of such dividends and whether or not dividends are declared. Dividends shall accrue to the extent they are not paid on the Dividend Payment Date for the period to which they relate. The Company shall take all actions required or permitted under the Delaware General Corporation Law (the "DGCL") to permit the payment of dividends on the Series A Preferred Stock, including, without limitation, through the revaluation of its assets in accordance with the DGCL, to make or keep funds legally available for the payment of dividends.

            (d) No dividend whatsoever shall be declared or paid upon, or any sum set apart for the payment of dividends upon, any outstanding share of the Series A Preferred Stock with respect to any dividend period unless all dividends for all preceding dividend periods have been declared and paid, or declared and a sufficient sum set apart for the payment of such dividend, upon all outstanding shares of Series A Preferred Stock. Unless full cumulative dividends on all outstanding shares of Series A Preferred Stock have been declared and paid in cash for the current dividend period and the two most recent dividend periods in which the Series A Preferred Stock were outstanding, or declared and a sufficient sum for the payment in cash thereof set apart, then: (i) no dividend (other than a dividend payable solely in shares of any class of stock ranking junior to the Series A Preferred Stock as to the payment of dividends and as to rights in liquidation, dissolution or winding up of the affairs of the Company ("JUNIOR SECURITIES")) shall be declared or paid upon, or any sum set apart for the payment of dividends upon, any shares of Junior Securities; (ii) no other distribution shall be declared or made upon, or any sum set apart for the payment of any distribution upon, any shares of Junior Securities, other than a distribution consisting solely of Junior Securities; (iii) no shares of Junior Securities shall be purchased, redeemed or otherwise acquired or retired for value (excluding an exchange for shares of other Junior Securities) by the Company or any of its Subsidiaries, except as provided in clause (3) of the notwithstanding paragraph of Section 6(a); and (iv) no monies shall be paid into or set apart or made available for a sinking or other like fund for the purchase, redemption or other acquisition or retirement for value of any shares of Junior Securities by the Company or any of its Subsidiaries. Holders of the Series A Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of the full cumulative dividends as herein described.

          2.  DISTRIBUTIONS UPON LIQUIDATION, DISSOLUTION OR WINDING UP.

          Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company or reduction or decrease in its capital stock resulting in a distribution of assets to the holders of any class or series of the Company's capital stock (a "REDUCTION OR DECREASE IN CAPITAL STOCK"), each Holder of shares of the Series A Preferred Stock shall be entitled to payment out of the assets of the Company available for distribution of an amount equal to the Liquidation Preference per share of Series A Preferred Stock held by such Holder, PLUS accrued and unpaid dividends, if any, to the date fixed for liquidation, dissolution, winding up or reduction or decrease in capital stock, before any distribution is made on any Junior Securities, including, without limitation, common stock of the Company. After payment in full of the Liquidation Preference and all accrued dividends, if any, to which Holders of Series A Preferred Stock are entitled, such Holders shall not be entitled to any further participation in any distribution of assets of the Company. However, neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Company nor the consolidation or merger of the Company with or into one or more corporations shall be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Company or reduction or decrease in capital stock, unless such sale, conveyance, exchange or transfer shall be in connection with a liquidation, dissolution or winding up of the business of the Company or reduction or decrease in capital stock.

          3.  REDEMPTION BY THE COMPANY.

          (a) On December 15, 2008 (the "MANDATORY REDEMPTION DATE"), the Company shall be required to redeem (subject to the legal availability of funds therefor) all outstanding shares of Series A Preferred Stock at a price in cash equal to the Liquidation Preference thereof, PLUS accrued and unpaid dividends, if any, to the date of redemption. The Company shall not be required to make sinking fund payments with respect to the Series A Preferred Stock. The Company shall take all actions required or permitted under the DGCL to permit such redemption.

          (b) The Series A Preferred Stock may not be redeemed at the option of the Company prior to December 15, 2002, except as set forth below. The Series A Preferred Stock may be redeemed, in whole or in part, at the option of the Company on or after December 15, 2002, at the Applicable Redemption Price. At any time, or from time to time, on or prior to December 15, 2002, the Company may, at its option, use the net cash proceeds of any Public Equity Offering to redeem the Series A Preferred Stock at a redemption price equal to 113% of the Liquidation Preference together with accrued and unpaid dividends, if any, to the date of redemption. In order to effect the foregoing redemption with the proceeds of such Public Equity Offering, the Company shall make such redemption not more than 120 days after the consummation of such Public Equity Offering.

          (c) In case of redemption of less than all of the shares of Series A Preferred Stock at the time outstanding, the shares to be redeemed shall be selected PRO RATA or by lot as determined by the Company in its sole discretion.

          (d) Notice of any redemption shall be sent by or on behalf of the Company not less than 30 nor more than 60 days prior to the date specified for redemption in such notice (including the Mandatory Redemption Date, the "REDEMPTION DATE"), by first class mail, postage prepaid, to all Holders of record of the Series A Preferred Stock at their last addresses as they shall appear on the books of the Company; PROVIDED, HOWEVER, that no failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series A Preferred Stock except as to the Holder to whom the Company has failed to give notice or except as to the Holder to whom notice was defective. In addition to any information required by law or by the applicable rules of any exchange upon which Series A Preferred Stock may be listed or admitted to trading, such notice shall state: (i) whether such redemption is being made pursuant to the optional or the mandatory redemption provisions hereof; (ii) the Redemption Date; (iii) the Applicable Redemption Price; (iv) the number of shares of Series A Preferred Stock to be redeemed and, if less than all shares held by such Holder are to be redeemed, the number of such shares to be redeemed; (v) the place or places where certificates for such shares are to be surrendered for payment of the Applicable Redemption Price, including any procedures applicable to redemptions to be accomplished through book-entry transfers; and (vi) that dividends on the shares to be redeemed will cease to accrue on the Redemption Date. Upon the mailing of any such notice of redemption, the Company shall become obligated to redeem at the time of redemption specified therein all shares called for redemption.

          (e) If notice has been mailed in accordance with Section 3(d) above and provided that on or before the Redemption Date specified in such notice, all funds necessary for such redemption shall have been set aside by the Company, separate and apart from its other funds in trust for the PRO RATA benefit of the Holders of the shares so called for redemption, so as to be, and to continue to be available therefor, then, from and after the Redemption Date, dividends on the shares of the Series A Preferred Stock so called for redemption shall cease to accrue, and said shares shall no longer be deemed to be outstanding and shall not have the status of shares of Series A Preferred Stock, and all rights of the Holders thereof as stockholders of the Company (except the right to receive from the Company the Applicable Redemption Price) shall cease. Upon surrender, in accordance with said notice, of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Company shall so require and the notice shall so state), such shares shall be redeemed by the Company at the Applicable Redemption Price. In case fewer than all the shares represented by any such certificate are redeemed, a new certificate or certificates shall be issued representing the unredeemed shares without cost to the Holder thereof.

          (f) Any funds deposited with a bank or trust company for the purpose of redeeming Series A Preferred Stock shall be irrevocable except that:

               (i) the Company shall be entitled to receive from such bank or trust company the interest or other earnings, if any, earned on any money so deposited in trust, and the Holders of any shares redeemed shall have no claim to such interest or other earnings; and

               (ii) any balance of monies so deposited by the Company and unclaimed by the Holders of the Series A Preferred Stock entitled thereto at the expiration of two years from the applicable Redemption Date shall be repaid, together with any interest or other earnings earned thereon, to the Company, and after any such repayment, the Holders of the shares entitled to the funds so repaid to the Company shall look only to the Company for payment without interest or other earnings.

          (g) No Series A Preferred Stock may be redeemed except with funds legally available for the purpose. The Company shall take all actions required or permitted under the DGCL to permit any such redemption.

          (h) Notwithstanding the foregoing provisions of this Section 3, unless the full cumulative dividends on all outstanding shares of Series A Preferred Stock shall have been paid or contemporaneously are declared and paid for all past dividend periods, none of the shares of Series A Preferred Stock shall be redeemed unless all outstanding shares of Series A Preferred Stock are simultaneously redeemed.

          (i) All shares of Series A Preferred Stock redeemed pursuant to this Section 3 shall be restored to the status of authorized and unissued shares of preferred stock, without designation as to series and may thereafter be reissued as shares of any series of preferred stock other than shares of Series A Preferred Stock.

          4.  VOTING RIGHTS.

          (a) The Holders of record of shares of the Series A Preferred Stock shall have no voting rights, except as required by law and as hereinafter provided in this Section 4.

          (b) Upon the accumulation of accrued and unpaid dividends on the outstanding Series A Preferred Stock in an amount equal to six full quarterly dividends (whether or not consecutive) (the events described above being referred to herein as a "VOTING RIGHTS TRIGGERING EVENT"), then the number of members of the Company's Board of Directors will be immediately and automatically increased by one unless there is a vacancy on the Company's Board of Directors, and the holders of a majority of the outstanding shares of Series A Preferred Stock, voting as a separate class, will be entitled to elect one member to the Board of Directors of the Company.

          (c) Whenever such voting right shall have vested, such right may be exercised initially either at a special meeting of the Holders of Series A Preferred Stock, called as hereinafter provided, or at any annual meeting of stockholders held for the purpose of electing directors, and thereafter at such annual meetings or by the written consent of the Holders of Series A Preferred Stock. Such right of the Holders of Series A Preferred Stock to elect a director may be exercised until all dividends in arrears shall have been paid in full, at which time the right of the Holders of Series A Preferred Stock to elect such director shall cease, the term of such director previously elected shall thereupon terminate, and the authorized number of directors of the Company shall thereupon return to the number of authorized directors otherwise in effect, but subject always to the same provisions for the renewal and divestment of such special voting rights in the case of any such future dividend arrearage or defaults or any such failure to make redemption payments.

          (d) At any time when such voting right shall have vested in the Holders of Series A Preferred Stock and if such right shall not already have been initially exercised, a proper officer of the Company shall, upon the written request of Holders of record of 10% or more of the Series A Preferred Stock then outstanding, addressed to the Secretary of the Company, call a special meeting of Holders of Series A Preferred Stock. Such meeting shall be held at the earliest practicable date upon the notice required for annual meetings of stockholders at the place for holding annual meetings of stockholders of the Company or, if none, at a place designated by the Secretary of the Company. If such meeting shall not be called by the proper officers of the Company within 30 days after the personal service of such written request upon the Secretary of the Company, or within 30 days after mailing the same within the United States, by registered mail, addressed to the Secretary of the Company at its principal office (such mailing to be evidenced by the registry receipt issued by the postal authorities), then the Holders of record of 10% of the shares of Series A Preferred Stock then outstanding may designate in writing a Holder of Series A Preferred Stock to call such meeting at the expense of the Company, and such meeting may be called by such person so designated upon the notice required for annual meetings of stockholders and shall be held at the place for holding annual meetings of the Company or, if none, at a place designated by such Holder. Any Holder of Series A Preferred Stock that would be entitled to vote at such meeting shall have access to the stock books of the Company for the purpose of causing a meeting of stockholders to be called pursuant to the provisions of this Section. Notwithstanding the provisions of this paragraph, however, no such special meeting shall be called if any such request is received less than 90 days before the date fixed for the next ensuing annual or special meeting of stockholders. Any action required to be taken at a meeting of Holders may be taken without a meeting, with 15 days prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of a majority of the outstanding shares of Series A Preferred Stock.

          (e) If any director so elected by the Holders of Series A Preferred Stock shall cease to serve as a director before his term shall expire, the Holders of Series A Preferred Stock then outstanding may, at a special meeting of the Holders called as provided above, elect a successor to hold office for the unexpired term of the director whose place shall be vacant.

          (f) The Company shall not, without the affirmative vote or consent of the Holders of a majority of the shares of Series A Preferred Stock then outstanding (with shares held by the Company or any of its Affiliates not being considered to be outstanding for this purpose) unless a greater percentage is required by law:

              (i) authorize, create (by way of reclassification or otherwise) or issue any Parity Securities or any obligation or security convertible into or evidencing the right to purchase any Parity Securities;

             (ii) amend or otherwise alter its Certificate of Incorporation in any manner that adversely affects the rights of Holders of Series A Preferred Stock;

            (iii) amend or otherwise alter this Certificate of Designation (including the provisions of Section 5 hereof) in any manner; or

             (iv) waive any existing Voting Rights Triggering Event, Increased Dividend Triggering Event or compliance with any provision of this Certificate of Designation.

          (g) Without the consent of each Holder affected, an amendment or waiver of the Company's Certificate of Incorporation or of this Certificate of Designation may not (with respect to any shares of Series A Preferred Stock held by a non-consenting Holder):

                 (i) alter the voting rights with respect to the Series A Preferred Stock or reduce the number of shares of Series A Preferred Stock whose Holders must consent to an amendment, supplement or waiver;

                (ii) reduce the Liquidation Preference of or change the Mandatory Redemption Date of any share of Series A Preferred Stock or alter the provisions with respect to the redemption of the Series A Preferred Stock (except as provided above with respect to Section 5 hereof);

               (iii) reduce the rate of or change the time for payment of dividends on any share of Series A Preferred Stock;

                (iv) waive the consequences of any failure to pay dividends on the Series A Preferred Stock;

                 (v) make any share of Series A Preferred Stock payable in any form other than that stated in this Certificate of Designation;

                (vi) make any change in the provisions of this Certificate of Designation relating to waivers of the rights of Holders of Series A Preferred Stock to receive the Liquidation Preference and dividends on the Series A Preferred Stock;

               (vii) waive a redemption payment with respect to any share of Series A Preferred Stock (except as provided above with respect to Section 5 hereof); or

              (viii) make any change in the foregoing amendment and waiver provisions.

          (h) The Company shall not, without the consent of at least 75% of the then outstanding shares of Series A Preferred Stock (with shares held by the Company or its Affiliates not being considered to be outstanding for this purpose), authorize, create (by way of reclassification or otherwise) or issue any Senior Securities or any obligation or security convertible into or evidencing a right to purchase any Senior Securities.

          (i) The Company in its sole discretion may without the vote or consent of any Holders of the Series A Preferred Stock amend or supplement this Certificate of Designation:

                 (i)  to cure any ambiguity, defect or inconsistency;

                (ii) to provide for uncertificated Series A Preferred Stock in addition to or in place of certificated Series A Preferred Stock; or

               (iii) to make any change that would provide any additional rights or benefits to the Holders of the Series A Preferred Stock;

provided that any such amendment or supplement does not adversely affect the legal rights under this Certificate of Designation of any Holder.

          5.  CHANGE OF CONTROL.

          (a) Upon the occurrence of a Change of Control, each Holder of shares of Series A Preferred Stock shall have the right to require the Company to repurchase all or any part (but not, in the case of any Holder requiring the Company to purchase less than all of the shares of Series A Preferred Stock held by such Holder, any fractional shares) of such Holder's Series A Preferred Stock pursuant to the offer described below (the "CHANGE OF CONTROL OFFER") at an offer price in cash equal to 101% of the aggregate Liquidation Preference thereof plus accrued and unpaid dividends, if any, thereon to the date of purchase (the "CHANGE OF CONTROL PAYMENT").

          (b) The Change of Control Offer shall include all instructions and materials necessary to enable Holders to tender their shares of Series A Preferred Stock.

          (c) The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Series A Preferred Stock as a result of a Change of Control.

          (d) Within 90 days following any Change of Control, the Company shall send, by first-class mail, a notice to each Holder stating:

                 (i) that the Change of Control Offer is being made pursuant to this Section 5 and that all shares of Series A Preferred Stock tendered will be accepted for payment;

                (ii) the purchase price and the purchase date, which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed (the "CHANGE OF CONTROL PAYMENT DATE");

               (iii) that any share of Series A Preferred Stock not tendered will continue to accrue dividends;

                (iv) that, unless the Company fails to pay the Change of Control Payment, all shares of Series A Preferred Stock accepted for payment pursuant to the Change of Control Offer shall cease to accrue dividends after the Change of Control Payment Date;

                 (v) that Holders electing to have any shares of Series A Preferred Stock purchased pursuant to a Change of Control Offer will be required to surrender the shares of Series A Preferred Stock, with the form entitled "OPTION OF HOLDER TO ELECT PURCHASE" which shall be included with the Notice of Change of Control completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

                (vi) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the number of shares of Series A Preferred Stock delivered for purchase, and a statement that such Holder is withdrawing his election to have such shares purchased; and

               (vii) the circumstances and relevant facts regarding such Change of Control (including, but not limited to, information with respect to PRO FORMA historical financial information after giving effect to such Change of Control and information regarding the Person or Persons acquiring control).

          (e) On the Change of Control Payment Date, the Company shall, to the extent lawful, (i) accept for payment all shares of Series A Preferred Stock or portions thereof properly tendered pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all shares of Series A Preferred Stock or portions thereof so tendered and (iii) deliver or cause to be delivered to the Paying Agent the shares of Series A Preferred Stock so accepted together with an Officers' Certificate stating the aggregate Liquidation Preference of the shares of Series A Preferred Stock or portions thereof being purchased by the Company. The Paying Agent shall promptly mail to each Holder of Series A Preferred Stock so tendered the Change of Control Payment for such Series A Preferred Stock, and the Transfer Agent shall promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new certificate representing the shares of Series A Preferred Stock equal in Liquidation Preference amount to any unpurchased portion of the shares of Series A Preferred Stock surrendered, if any. The Company shall publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

          (f) Prior to complying with the provisions of this Section 5, but in any event within 90 days following a Change of Control, the Company shall either repay all outstanding Indebtedness or obtain the requisite consents, if any, under all agreements governing outstanding Indebtedness to permit the repurchase of Series A Preferred Stock required by this Section 5.

          (g) The Company shall not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 5 applicable to a Change of Control Offer made by the Company and purchases all shares of Series A Preferred Stock validly tendered and not withdrawn under such Change of Control Offer.

          6.  CERTAIN COVENANTS.

          (a) RESTRICTED PAYMENTS. The Company and its Restricted Subsidiaries may not, directly or indirectly:

                 (i) declare or pay any dividend or make any distribution in respect of any Equity Interests of the Company that are Junior Securities or of any of its Subsidiaries other than dividends or distributions payable (A) in Junior Securities of the Company that are not Disqualified Capital Stock or (B) to the Company or any Subsidiary;

                (ii) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company that are Junior Securities or of any of its Subsidiaries or other Affiliates of the Company (other than any such Equity Interests owned by the Company or any Subsidiary);

               (iii) make any Investment (other than Permitted Investments);

each of the foregoing actions set forth in clauses (i), (ii) and (iii) above being referred to as a "STOCK RESTRICTED PAYMENT," unless, at the time of such Stock Restricted Payment:

          (A) no Increased Dividend Triggering Event or Voting Rights Triggering Event has occurred and is continuing or would occur as a consequence thereof;

          (B) the Company could incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Incurrence of Additional Indebtedness and Issuance of Disqualified Capital Stock" covenant of Section 6(b); and

          (C) such Stock Restricted Payment, together with the aggregate of all other Stock Restricted Payments made by the Company and its Subsidiaries after the Issue Date (the amount expended for such purposes if other than in cash, being the fair market value of such property as determined reasonably and in good faith by the Board of Directors of the Company), is less than the sum of: (w) 50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of the Company earned subsequent to the Issue Date and on or prior to the date the Stock Restricted Payment occurs (the "REFERENCE DATE") (treating such period as a single accounting period); plus (x) 100% of the aggregate net cash proceeds received by the Company from any Person (other than a Subsidiary of the Company) from the issuance and sale subsequent to the Issue Date and on or prior to the Reference Date of Qualified Capital Stock of the Company (excluding net cash proceeds received from the sale of Capital Stock to employees of the Company and any of its Subsidiaries after the Issue Date to the extent such amounts have been applied in accordance with clause (3) of the following paragraph); plus (y) without duplication of any amounts included in clause (C) (x) above, 100% of the aggregate net cash proceeds of any equity contribution received by the Company from a holder of the Company's Capital Stock (excluding, in the case of clauses
     (C) (x) and (y), any net cash proceeds from a Public Equity Offering to the extent used to redeem the Notes or the Series A Preferred Stock); plus (z) aggregate net cash proceeds received by the Company or any of its Subsidiaries as a distribution or repayment with respect to, or from the sale of, Investments (other than Permitted Investments) made after the Issue Date up to the original amount of such Investments.

          Notwithstanding the foregoing, the provisions set forth above in the immediately preceding paragraph will not prohibit: (1) the payment of any dividend within 60 days after the date of declaration thereof, if at such date of declaration such payment would have complied with the provisions of this Certificate of Designation; (2) so long as no Increased Dividend Triggering Event or Voting Rights Triggering Event shall have occurred and be continuing, the acquisition of any Junior Securities of the Company either
(i) solely in exchange for shares of Qualified Capital Stock of the Company, or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of shares of Qualified Capital Stock of the Company; (3) so long as no Increased Dividend Triggering Event or Voting Rights Triggering Event shall have occurred and be continuing, repurchases by the Company of Capital Stock of the Company from employees of the Company or any of its Subsidiaries or their authorized representatives upon the death, disability or termination of employment of such employees or pursuant to a written contract or plan, in an aggregate amount not to exceed $1,000,000 in any calendar year plus an aggregate amount of net cash proceeds received by the Company subsequent to the Issue Date from the sale of Capital Stock to employees of the Company and any of its Subsidiaries to the extent such proceeds have not been included in making the calculation in clause (C) of the immediately preceding paragraph; (4) the payment of cash dividends on the Series A Preferred Stock; and (5) the repurchase of Series A Preferred Stock after a Change of Control. In determining the aggregate amount of Stock Restricted Payments made subsequent to the Issue Date in accordance with clause (C) of the immediately preceding paragraph, amounts expended pursuant to clauses (1), (2), (3) and (4) shall be included in such calculation.

          The Board of Directors may designate any Subsidiary to be an Unrestricted Subsidiary if such designation would not cause an Increased Dividend Triggering Event. For purposes of making such determination, all outstanding Investments by the Company and its Subsidiaries (except to the extent repaid in cash) in such Subsidiary so designated will be deemed to be Stock Restricted Payments at the time of such designation and will reduce the amount available for Stock Restricted Payments under the first paragraph of this covenant. All such outstanding Investments will be deemed to constitute Investments in an amount equal to the greatest of (x) the net book value of such Investments at the time of such designation, (y) the fair market value of such Investments at the time of such designation and (z) the original fair market value of such Investments at the time they were made. Such designation will only be permitted if such Stock Restricted Payment would be permitted at such time.

          (b) INCURRENCE OF ADDITIONAL INDEBTEDNESS AND ISSUANCE OF DISQUALIFIED CAPITAL STOCK. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, "INCUR") any Indebtedness (other than Permitted Indebtedness) or issue any Disqualified Capital Stock; PROVIDED, HOWEVER, that if no Increased Dividend Triggering Event or Voting Rights Triggering Event shall have occurred and be continuing at the time of or as a consequence of the incurrence of any such Indebtedness or the issuance of Disqualified Capital Stock, the Company may incur Indebtedness (including, without limitation, Acquired Indebtedness) or issue Disqualified Capital Stock and Restricted Subsidiaries of the Company may incur Acquired Indebtedness, in each case if on the date of the Incurrence of such Indebtedness, or the issuance of Disqualified Capital Stock, after giving effect to the incurrence or issuance thereof, the Consolidated Fixed Charge Coverage Ratio of the Company is greater than 2.0 to 1.0.

          (c) MERGER, CONSOLIDATION AND SALE OF ASSETS. The Company may not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another corporation, Person or entity unless
(i) the Company is the surviving corporation or the entity or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) if the Company is not the Surviving Corporation, the Series A Preferred Stock shall be converted into or exchanged for and shall become shares of such successor, transferee or resulting Person, having in respect of such successor, transferee or resulting Person the same powers, preferences and relative participating, optional or other special rights and the qualifications, limitations or restrictions thereon, that the Series A Preferred Stock had immediately prior to such transaction; (iii) immediately after such transaction no Increased Dividend Triggering Event or Voting Rights Triggering Event exists; and (iv) the Company or the entity or Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made will, at the time of such transaction and after giving PRO FORMA effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Fixed Charge Coverage Ratio set forth in the "Incurrence of Additional Indebtedness and Issuance of Disqualified Capital Stock" covenant of Section 6(b).

          (d)  TRANSACTIONS WITH AFFILIATES.

               (1) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates (each an "AFFILIATE TRANSACTION"), other than (x) Affiliate Transactions permitted under paragraph (2) below and (y) Affiliate Transactions on terms that are no less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate of the Company or such Restricted Subsidiary. All Affiliate Transactions (and each series of related Affiliate Transactions which are similar or part of a common plan) involving aggregate payments or other property with a fair market value in excess of $1,000,000 shall be approved by the Board of Directors of the Company or such Restricted Subsidiary, as the case may be, such approval to be evidenced by a Board Resolution stating that such Board of Directors has determined that such transaction complies with the foregoing provisions. If the Company or any Restricted Subsidiary of the Company enters into an Affiliate Transaction (or a series of related Affiliate Transactions related to a common plan) that involves an aggregate fair market value of more than $5,000,000, the Company or such Restricted Subsidiary, as the case may be, shall, prior to the consummation thereof, obtain a favorable opinion as to the fairness of such transaction or series of related transactions to the Company or the relevant Restricted Subsidiary, as the case may be, from a financial point of view, from an Independent Financial Advisor and file the same with the Board of Directors.

               (2) The restrictions set forth in clause (1) above shall not apply to (i) reasonable fees and compensation paid to and indemnity provided on behalf of, officers, directors, employees or consultants of the Company or any Restricted Subsidiary of the Company (including customary provisions contained in employment agreements with executive officers of the Company) as determined in good faith by the Company's Board of Directors or senior management; (ii) transactions exclusively between or among the Company and any of its Wholly Owned Restricted Subsidiaries or exclusively between or among such Wholly Owned Restricted Subsidiaries, provided such transactions are not otherwise prohibited by this Certificate of Designation; (iii) any agreement as in effect as of the Issue Date or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) in any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the holders of Series A Preferred Stock in any material respect than the original agreement as in effect on the Issue Date; (iv) Stock Restricted Payments permitted by this Certificate of Designation; (v) the payments by the Company under that certain lease of its Richmond, California facility between the Company and M. F. Vukelich Co. dated as of December 1, 1995, as amended on December 13, 1995; and (vi) the payments by the Company under that certain residential lease rental agreement and deposit receipt between the Company and Michael F. Vukelich, as guardian of Trisha Vukelich, dated as of December 13, 1995.

          (e) DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary of the Company to (a) pay dividends or make any other distributions on or in respect of its Capital Stock; (b) make loans or advances or to pay any Indebtedness or other obligation owed to the Company or any other Restricted Subsidiary of the Company; or (c) transfer any of its property or assets to the Company or any other Restricted Subsidiary of the Company, except for such encumbrances or restrictions existing under or by reason of: (1) applicable law; (2) this Certificate of Designation; (3) customary non-assignment provisions of any contract or any lease governing a leasehold interest of any Restricted Subsidiary of the Company; (4) any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired; (5) agreements existing on the Issue Date to the extent and in the manner such agreements are in effect on the Issue Date; (6) an agreement governing Indebtedness incurred to Refinance the Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clause (4) or (5) above; PROVIDED, HOWEVER, that the provisions relating to such encumbrance or restriction contained in any such Indebtedness are no less favorable to the Company in any material respect as determined by the Board of Directors of the Company in their reasonable and good faith judgment than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clause (4) or (5); (7) Indebtedness or other contractual requirements of a Receivables Subsidiary in connection with a Qualified Receivables Transaction, provided that such restrictions apply only to such Receivables Subsidiary; or (8) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (c) above on the property so acquired.

          (f) LIMITATION ON PREFERRED STOCK OF RESTRICTED SUBSIDIARIES. The Company will not permit any of its Restricted Subsidiaries to issue any Preferred Stock (other than to the Company or to a Wholly Owned Restricted Subsidiary of the Company) or permit any Person (other than the Company or a Wholly Owned Restricted Subsidiary of the Company) to own any Preferred Stock of any Restricted Subsidiary of the Company.

          (g)  REPORTS.

               (i) The Company will mail to holders of Series A Preferred Stock within 15 days after it files them with the Commission copies of the annual and quarterly reports and the information, documents, and other reports that the Company is required to file with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act ("SEC REPORTS"). In the event the Company is not required or shall cease to be required to file SEC Reports, pursuant to the Exchange Act, the Company will nevertheless continue to file such reports with the Commission (unless the Commission will not accept such a filing). In the event the Company is not required or shall cease to be required to file SEC Reports and the Commission will not accept the filing of SEC Reports, so long as any Series A Preferred Stock are outstanding, the Company will furnish copies of such SEC Reports to the holders of Series A Preferred Stock at the time the Company is required to make such information available to investors who request it in writing.

              (ii) The Company shall deliver to the Holders, within 90 days after the end of each fiscal year, an Officers' Certificate stating that a review of the activities of the Company and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing officers with a view to determining whether the Company has kept, observed, performed and fulfilled its obligations under this Certificate of Designation and further stating, as to each such officer signing such certificate, that to the best of his or her knowledge the Company has kept, observed, performed and fulfilled each and every covenant contained in this Certificate of Designation and is not in default in the performance or observance of any of the terms, provisions and conditions of this Certificate of Designation (or, if any such default shall have occurred, describing all such defaults of which he or she may have knowledge and what action the Company is taking or proposes to take with respect thereto) and that to the best of his or her knowledge no event has occurred and remains in existence by reason of which payments on account of the Liquidation Preference of or dividends, if any, on the Series A Preferred Stock is prohibited or if such event has occurred, a description of the event and what action the Company is taking or proposes to take with respect thereto.

              (iii) The Company shall, so long as any of the shares of Series A Preferred Stock are outstanding, deliver to the Holders, forthwith upon any Executive Officer of the Company becoming aware of any default under this Certificate of Designation, an Officers' Certificate specifying such default and what action the Company is taking or proposes to take with respect thereto.

          (h) CONFLICTS WITH BY-LAWS. If any provisions of the Company's By-laws conflict in any way with this Certificate of Designation, the Company shall, so long as any of the shares of Series A Preferred Stock are outstanding, take all necessary actions to amend such By-laws and thereby resolve the conflict.

          7.  PAYMENT.

          (a) All amounts payable in cash with respect to the Series A Preferred Stock shall be payable in United States dollars at the office or agency of the Company maintained for such purpose within the City and State of New York or, at the option of the Company, payment of dividends (if any) may be made by check mailed to the Holders of the Series A Preferred Stock at their respective addresses set forth in the register of Holders of Series A Preferred Stock maintained by the Transfer Agent, PROVIDED that all cash payments with respect to the Global Shares (as defined below) and shares of Series A Preferred Stock the Holders of which have given wire transfer instructions to the Company shall be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof.

          (b) Any payment on the Series A Preferred Stock due on any day that is not a Business Day need not be made on such day, but may be made on the next succeeding Business Day with the same force and effect as if made on such due date.

          (c) The Company has initially appointed the Transfer Agent to act as the "PAYING AGENT." The Company may at any time terminate the appointment of any Paying Agent and appoint additional or other Paying Agents, PROVIDED that until the Series A Preferred Stock has been delivered to the Company for cancellation, or moneys sufficient to pay the Liquidation Preference and accrued dividends on the Series A Preferred Stock have been made available for payment and either paid or returned to the Company as provided in this Certificate of Designation, it shall maintain an office or agency in the Borough of Manhattan, The City of New York.

          (d) Dividends payable on the Series A Preferred Stock on any redemption date or repurchase date that is a Dividend Payment Date shall be paid to the Holders of record as of the immediately preceding Record Date.

          (e) All moneys and shares of Series A Preferred Stock deposited with any Paying Agent or then held by the Company in trust for the payment of the Liquidation Preference and dividends on any shares of Series A Preferred Stock which remain unclaimed at the end of two years after such payment has become due and payable shall be repaid to the Company, and the Holder of such shares of Series A Preferred Stock shall thereafter look only to the Company for payment thereof.

          8.  OFFICERS' CERTIFICATE.

          Each Officers' Certificate provided for in this Certificate of Designation shall include:

          (a) a statement that the officer making such certificate or opinion has read such covenant or condition;

          (b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

          (c) a statement that, in the opinion of such officer, he or she has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

          (d) a statement as to whether or not, in the opinion of such officer, such condition or covenant has been satisfied.

          9.     EXCLUSION OF OTHER RIGHTS.

          Except as may otherwise be required by law, the shares of Series A Preferred Stock shall not have any voting powers, preferences and relative, participating, optional or other special rights, other than those specifically set forth in this Certificate of Designation (as such Certificate of Designation may be amended from time to time) and in the Certificate of Incorporation. The shares of Series A Preferred Stock shall have no preemptive or subscription rights.

          10.    HEADINGS OF SUBDIVISIONS.

          The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

          11.    SEVERABILITY OF PROVISIONS.

          If any voting powers, preferences and relative, participating, optional and other special rights of the Series A Preferred Stock and qualifications, limitations and restrictions thereof set forth in this Certificate of Designation (as it may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other voting powers, preferences and relative, participating, optional and other special rights of Series A Preferred Stock and qualifications, limitations and restrictions thereof set forth in this Certificate of Designation (as so amended) which can be given effect without the invalid, unlawful or unenforceable voting powers, preferences and relative, participating, optional and other special rights of Series A Preferred Stock and qualifications, limitations and restrictions thereof shall, nevertheless, remain in full force and effect, and no voting powers, preferences and relative, participating, optional or other special rights of Series A Preferred Stock and qualifications, limitations and restrictions thereof herein set forth shall be deemed dependent upon any other such voting powers, preferences and relative, participating, optional or other special rights of Series A Preferred Stock and qualifications, limitations and restrictions thereof unless so expressed herein.

          12.    FORM OF SECURITIES.

          (a) The Series A Preferred Stock shall initially be issued in the form of one or more Global Preferred Shares (the "GLOBAL SHARES"). The Global Shares shall be deposited on the Closing Date with, or on behalf of, The Depository Trust Company (the "DEPOSITARY") and registered in the name of Cede & Co., as nominee of the Depositary (such nominee being referred to as the "GLOBAL SHARE HOLDER").

          (b) So long as the Global Share Holder is the registered owner of any Series A Preferred Stock, the Global Share Holder will be considered the sole Holder under this Certificate of Designation of any shares of Series A Preferred Stock evidenced by the Global Shares. Beneficial owners of shares of Series A Preferred Stock evidenced by the Global Shares shall not be considered the owners or

Holders thereof under this Certificate of Designation for any purpose. The Company shall not have any responsibility or liability for any aspect of the records of the Depositary relating to the Series A Preferred Stock.

          (c) Payments in respect of the Liquidation Preference, dividends on any Series A Preferred Stock registered in the name of the Global Share Holder on the applicable record date shall be payable by the Company to or at the direction of the Global Share Holder in its capacity as the registered Holder under this Certificate of Designation. The Company may treat the persons in whose names Series A Preferred Stock, including the Global Shares, are registered as the owners thereof for the purpose of receiving such payments. The Company does not and will not have any responsibility or liability for the payments of such amounts to beneficial holders of Series A Preferred Stock.

          (d) Any person having a beneficial interest in a Global Share may, upon request to the Company, exchange such beneficial interest for Series A Preferred Stock in the form of registered definitive certificates ("CERTIFICATED SECURITIES"). Upon any such issuance, the Company shall register such Certificated Securities in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof). If (i) the Company notifies the Holders in writing that the Depository is no longer willing or able to act as a depository and the Company is unable to locate a qualified successor within 90 days or (ii) the Company, at its option, notifies the Holders in writing that it elects to cause the issuance of Series A Preferred Stock in the form of Certificated Securities, then, upon surrender by the Global Share Holder of its Global Shares, Series A Preferred Stock in such form will be issued to each person that the Global Share Holder and the Depositary identify as being the beneficial owner of the related
Series A Preferred Stock. If the Company elects to pay dividends on the Series A Preferred Stock by issuing additional Series A Preferred Stock, fractional shares, if any, issued in connection with any such dividend payment may be issued to holders of Series A Preferred Stock as Certificated Securities.

          13.    CERTAIN DEFINITIONS.

          Unless the context otherwise requires, the terms defined in this
Section 13 shall have, for all purposes of this resolution, the meanings herein specified (with terms defined in the singular having comparable meanings when used in the plural).

          "ACQUIRED INDEBTEDNESS" means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of the Company or at the time it merges or consolidates with the Company or any of its Restricted Subsidiaries or assumed in connection with the acquisition of assets from such Person and in each case not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Company or such acquisition, merger or consolidation.

          "AFFILIATE" means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person.
The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative of the foregoing.

          "APPLICABLE REDEMPTION PRICE" means a price per share equal to the following redemption prices specified below (expressed as percentages of the Liquidation Preference thereof), in each case, together with accrued and unpaid dividends, if any, to the date of redemption if redeemed during the 12-month period commencing on December 15 of each of the years set forth below:

                                                      Redemption
          Year                                           Rate
          ----                                           -----
          2002                                         106.500%
          2003                                         104.875%
          2004                                         103.250%
          2005                                         101.625%
          2006 and thereafter                          100.000%

          "ASSET ACQUISITION" means (a) an Investment by the Company or any Restricted Subsidiary of the Company in any other Person pursuant to which such Person shall become a Restricted Subsidiary of the Company or of any Restricted Subsidiary of the Company, or shall be merged with or into the Company or any Restricted Subsidiary of the Company, or (b) the acquisition by the Company or any Restricted Subsidiary of the Company of the assets of any Person (other than a Restricted Subsidiary of the Company) which constitute all or substantially all of the assets of such Person or comprises any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

          "ASSET SALE" means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by the Company or any of its Restricted Subsidiaries (including any Sale and Leaseback Transaction) to any Person other than the Company or a Wholly Owned Restricted Subsidiary of the Company of (a) any Capital Stock of any Restricted Subsidiary of the Company; or
(b) any other property or assets of the Company or any Restricted Subsidiary of the Company other than in the ordinary course of business; PROVIDED, HOWEVER, that Asset Sales shall not include (i) a transaction or series of related transactions for which the Company or its Restricted Subsidiaries receive aggregate consideration of less than $500,000; (ii) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Company as permitted under "Merger, Consolidation and Sale of Assets;" (iii) sales of accounts receivable and related assets of the type specified in the definition of "Qualified Receivables Transaction" to a Receivables Subsidiary in connection with a Qualified Receivables Transaction; and (iv) sales of Permitted Investments.

          "BOARD OF DIRECTORS" means, as to any Person, the board of directors of such Person or any duly authorized committee thereof.

          "BOARD RESOLUTION" means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

          "BUSINESS DAY" means any day other than a Legal Holiday.

          "CAPITALIZED LEASE OBLIGATION" means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

          "CAPITAL STOCK" means (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person and (ii) with respect to any Person that is not a corporation, any and all partnership or other equity interests of such Person.

          "CASH EQUIVALENTS" means (i) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof;
(ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Corporation ("S&P") or Moody's Investors Service, Inc. ("Moody's"); (iii) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody's;
(iv) certificates of deposit or bankers' acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000; (v) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (iv) above; and (vi) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (i) through (v) above.

          "CHANGE OF CONTROL" means the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a "GROUP"), together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of the Indenture); (ii) the approval by the holders of Capital Stock of the Company of any plan or proposal for the liquidation or dissolution of the Company (whether or not otherwise in compliance with the provisions of the Indenture); (iii) any Person or Group (other than the Permitted Holder(s)) shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Company; or (iv) the replacement of a majority of the Board of Directors of the Company over a two-year period from the directors who constituted the Board of Directors of the Company at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the Board of Directors of the Company then still in office who either were members of such Board of Directors at the beginning of such period or whose election as a member of such Board of Directors was previously so approved.

          "COMMISSION" means the Securities and Exchange Commission.

          "COMMON STOCK" of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person's common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

          "CONSOLIDATED EBITDA" means, with respect to any Person, for any period, the sum (without duplication) of (i) Consolidated Net Income and (ii) to the extent Consolidated Net Income has been reduced thereby, (A) all income taxes of such Person and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary, unusual or nonrecurring gains or losses or taxes attributable to sales or dispositions outside the ordinary course of business), (B) Consolidated Interest Expense, (C) Consolidated Non-cash Charges LESS any non-cash items increasing Consolidated Net Income for such period, all as determined on a consolidated basis for such Person and its Restricted Subsidiaries in accordance with GAAP, (D) any expenses or charges related to the termination of the Fee Agreement and (E) any write-off of deferred financing costs in connection with the refinancing of the Company's credit agreement in existence prior to the Credit Agreement and any refinancings of the Credit Agreement.

          "CONSOLIDATED FIXED CHARGE COVERAGE RATIO" means, with respect to any Person, the ratio of Consolidated EBITDA of such Person during the four full fiscal quarters (the "FOUR QUARTER PERIOD") ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (the "TRANSACTION DATE") to Consolidated Fixed Charges of such Person for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, "Consolidated EBITDA" and "CONSOLIDATED FIXED CHARGES" shall be calculated after giving effect on a PRO FORMA basis for the period of such calculation to (i) the incurrence or repayment of any Indebtedness of such Person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period and (ii) any Asset Sales or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Consolidated EBITDA (provided that such Consolidated EBITDA shall be included only to the extent includable pursuant to the definition of "Consolidated Net Income") attributable to the assets which are the subject of the Asset Acquisition or Asset Sale during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or Asset Acquisition (including the incurrence, assumption or liability for any such Acquired Indebtedness) occurred on the first day of the Four Quarter Period. If such Person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give (without duplication) effect to the incurrence of such guaranteed Indebtedness as if such Person or any Restricted Subsidiary of such Person had directly incurred or otherwise assumed such guaranteed Indebtedness. Furthermore, in calculating "CONSOLIDATED FIXED CHARGES" for purposes of determining the denominator (but not the numerator) of this "CONSOLIDATED FIXED CHARGE COVERAGE RATIO," (1) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date; (2) if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four Quarter Period; and (3) notwithstanding clause
(1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of the operation of such agreements.

          "CONSOLIDATED FIXED CHARGES" means, with respect to any Person for any period, the sum (without duplication) of (i) Consolidated Interest Expense, plus
(ii) the product of (x) the amount of all dividend payments on any series of Preferred Stock of such Person (other than dividends paid in Qualified Capital Stock) paid, accrued or scheduled to be paid or accrued during such period times
(y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local tax rate of such Person, expressed as a decimal.

          "CONSOLIDATED INTEREST EXPENSE" means, with respect to any Person for any period, the sum of (without duplication): (i) the aggregate of the interest expense of such Person and its Restricted Subsidiaries of such period determined on a consolidated basis in accordance with GAAP, including without limitation,
(a) any amortization of debt discount and amortization or write-off of deferred financing costs (excluding any write-off of deferred financing costs in connection with the refinancing of the Company's credit agreement in existence prior to the Credit Agreement or any refinancing of the Credit Agreement),
(b) the net costs under Interest Swap Obligations, (c) all capitalized interest and (d) the interest portion of any deferred payment obligation; and (ii) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

          "CONSOLIDATED NET INCOME" means, with respect to any Person, for any period, the aggregate net income (or loss) of such Person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; PROVIDED that there shall be excluded therefrom (a) after-tax gains from Asset Sales or abandonments or reserves relating thereto, (b) after-tax items classified as extraordinary or nonrecurring gains, (c) the net income of any Person acquired in a "pooling of interests" transaction accrued prior to the date it becomes a Restricted Subsidiary of the referent Person or is merged or consolidated with the referent Person or any Restricted Subsidiary of the referent Person, (d) the net income (but not loss) of any Restricted Subsidiary of the referent Person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted by a contract, operation of law or otherwise, (e) the net income of any Person, other than a Restricted Subsidiary of the referent Person, except to the extent of cash dividends or distributions paid to the referent Person or to a Wholly Owned Restricted Subsidiary of the referent Person by such Person, (f) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following the Issue Date, (g) income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued), and (h) in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person's assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets.

          "CONSOLIDATED NON-CASH CHARGES" means, with respect to any Person, for any period, the aggregate depreciation, amortization and other non-cash expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges constituting an extraordinary item or loss or any such charge which requires an accrual of or a reserve for cash charges for any future period).

          "CREDIT AGENT" means, at any time, the then-acting Administrative Agent as defined in and under the Credit Agreement, which initially shall be Credit Agricole Indosuez. The Company shall promptly notify the Trustee of any change in the Credit Agent.

          "CREDIT AGREEMENT" means the Second Amended and Restated Credit Agreement dated as of December 24, 1997, between the Company, the lenders party thereto in their capacities as lenders thereunder and Credit Agricole Indosuez, as agent, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder (PROVIDED that such increase in borrowings is Permitted Indebtedness or is permitted by the "Incurrence of Additional Indebtedness and Issuance of Disqualified Capital Stock" covenant of Section 6(b)) or adding Restricted Subsidiaries of the Company as additional guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

          "CURRENCY AGREEMENT" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any Restricted Subsidiary of the Company against fluctuations in currency values.

          "DISQUALIFIED CAPITAL STOCK" means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, other than in connection with a Change of Control, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof on or prior to the date of redemption for the Series A Preferred Stock as set forth in this Certificate of Designation.

          "EQUITY INTERESTS" means Capital Stock and all warrants, options or other rights to acquire Capital Stock or that are measured by the value of Capital Stock (but excluding any debt security that is convertible into or exchangeable for Capital Stock).

          "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

          "FAIR MARKET VALUE" means, with respect to any asset or property, the price which could be negotiated in an arm's-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value shall be determined by the Board of Directors of the Company acting reasonably and in good faith and shall be evidenced by a Board Resolution of the Board of Directors of the Company delivered to the Trustee.

          "FEE AGREEMENT" means that certain fee agreement between the Company and Kohlberg & Company, LLC dated as of December 31, 1996, as amended.

          "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect as of the Issue Date.

          "HOLDER" means the record holder of one or more shares of Series A Preferred Stock, as shown on the books and records of the Transfer Agent.

          "INDEBTEDNESS" means with respect to any Person, without duplication,
(i) all Obligations of such Person for borrowed money, (ii) all Obligations of such Person evidenced by bonds, debentures, notes or other similar instruments,
(iii) all Capitalized Lease Obligations of such Person, (iv) all Obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all Obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business that are not overdue by 90 days or more or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and excluding long-term, deferred purchase price obligations for trees, PROVIDED that such obligations for trees are not recorded as liabilities on such Person's balance sheet in accordance with GAAP),
(v) all Obligations for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction, (vi) guarantees and other contingent obligations in respect of Indebtedness referred to in clauses
(i) through (v) above and clause (viii) below, (vii) all Obligations of any other Person of the type referred to in clauses (i) through (vi) which are secured by any lien on any property or asset of such Person, the amount of such Obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the Obligation so secured, (viii) all Obligations under Currency Agreements and Interest Swap Obligations of such Person and (ix) all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any.
For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock.

          "INDENTURE" means that certain indenture between the Company and U.S. Trust Company of California, N.A. dated as of December 24, 1997, as amended or supplemented from time to time.

          "INDEPENDENT FINANCIAL ADVISOR" means a firm (i) which does not, and whose directors, officers and employees or Affiliates do not, have a direct or indirect financial interest in the Company (other than an interest in less than 5% of the Company's Common Stock after such time as the Company's Common Stock is publicly traded) and (ii) which, in the judgment of the Board of Directors of the Company, is otherwise independent and qualified to perform the task for which it is to be engaged.

          "INTEREST SWAP OBLIGATIONS" means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

          "INVESTMENT" means, with respect to any Person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any Person. "Investment" shall exclude extensions of trade credit by the Company and its Restricted Subsidiaries on commercially reasonable terms in accordance with normal trade practices of the Company or such Restricted Subsidiary, as the case may be. For the purposes of the "Restricted Payments" covenant, (i) "Investment" shall include and be valued at the fair market value of the net assets of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated as an Unrestricted Subsidiary and shall exclude the fair market value of the net assets of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated as a Restricted Subsidiary and
(ii) the amount of any Investment shall be the original cost of such Investment plus the cost of all additional Investments by the Company or any of its Restricted Subsidiaries, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, reduced by the payment of dividends or distributions in connection with such Investment or any other amounts received in respect of such Investment; PROVIDED that no such payment of dividends or distributions or receipt of any such other amounts shall reduce the amount of any Investment if such payment of dividends or distributions or receipt of any such amounts would be included in Consolidated Net Income. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Common Stock of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, the Company no longer owns, directly or indirectly, 100% of the outstanding Common Stock of such Restricted Subsidiary, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Common Stock of such Restricted Subsidiary not sold or disposed of.

          "ISSUE DATE" means the date of original issuance of the Series A Preferred Stock.

          "LEGAL HOLIDAY" means a Saturday or Sunday or a day on which banking institutions in the City of New York or at a place of payment are authorized by law, regulation or executive order to remain closed.

          "LIEN" means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

          "LIQUIDATION PREFERENCE" means $1,000 per share of Series A Preferred Stock.

          "NOTES" means the Company's 10 1/2% Senior Subordinated Notes due
2007.

          "OBLIGATIONS" means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

          "OFFICERS' CERTIFICATE" means a certificate signed on behalf of the Company by two officers of the Company, one of whom must be the principal executive officer, the principal financial officer or the principal accounting officer of the Company that meets the requirements of Section 9.

          "PARITY SECURITIES" means any class or series of Capital Stock of the Company ranking on a parity with the Series A Preferred Stock.

          "PERMITTED HOLDER(S)" means KCSN Acquisition Company, L.P. and its Affiliates, Kohlberg & Company, LLC and its Affiliates, and Michael F. Vukelich and his Affiliates.

          "PERMITTED INDEBTEDNESS" means, without duplication, each of the following:

     (i)    Indebtedness under the Notes and the Indenture;

     (ii) Indebtedness incurred pursuant to the Credit Agreement in an aggregate principal amount at any time outstanding not to exceed $150.0 million, less the amount of all mandatory principal payments actually made by the Company in respect of the Term Loan Facility (excluding any such payments to the extent refinanced at the time of payment under a replaced Credit Agreement), PROVIDED that (1) not more than $110.0 million of borrowings under the Credit Agreement are used to make Asset Acquisitions and (2) not more than $90.0 million of borrowings under the Credit Agreement are used for any other purpose;

     (iii)  other Indebtedness of the Company and its Restricted
Subsidiaries outstanding on the Issue Date reduced by the amount of any scheduled amortization payments or mandatory prepayments when actually paid or permanent reductions thereon;

     (iv) Interest Swap Obligations of the Company covering Indebtedness of the Company or any of its Restricted Subsidiaries and Interest Swap Obligations of any Restricted Subsidiary of the Company covering Indebtedness of such Restricted Subsidiary; PROVIDED, HOWEVER, that such Interest Swap Obligations are entered into to protect the Company and its Restricted Subsidiaries from fluctuations in interest rates on Indebtedness incurred in accordance with the Indenture to the extent the notional principal amount of such Interest Swap Obligation does not exceed the principal amount of the Indebtedness to which such Interest Swap Obligation relates;

     (v) Indebtedness under Currency Agreements; PROVIDED that in the case of Currency Agreements which relate to Indebtedness, such Currency Agreements do not increase the Indebtedness of the Company and its Restricted Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

     (vi) Indebtedness of a Wholly Owned Restricted Subsidiary of the Company to the Company or to a Wholly Owned Restricted Subsidiary of the Company for so long as such Indebtedness is held by the Company or a Wholly Owned Restricted Subsidiary of the Company, in each case subject to no Lien held by a Person other than the Company or a Wholly Owned Restricted Subsidiary of the Company (other than the Lien of the Credit Agent under the Credit Agreement); PROVIDED that if as of any date any Person other than the Company or a Wholly Owned Restricted Subsidiary of the Company owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by the issuer of such Indebtedness;

     (vii) Indebtedness of the Company to a Wholly Owned Restricted Subsidiary of the Company for so long as such Indebtedness is held by a Wholly Owned Restricted Subsidiary of the Company, in each case subject to no Lien; PROVIDED that (a) any Indebtedness of the Company to any Wholly Owned Restricted Subsidiary of the Company is unsecured and subordinated, pursuant to a written agreement, to the Company's obligations under the Indenture and the Notes and (b) if as of any date any Person other than a Wholly Owned Restricted Subsidiary of the Company owns or holds any such Indebtedness or any Person holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by the Company;

     (viii) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; PROVIDED, HOWEVER, that such Indebtedness is extinguished within two business days of incurrence;

     (ix) Indebtedness of the Company or any of its Restricted Subsidiaries represented by letters of credit for the account of the Company or such Restricted Subsidiary, as the case may be, in order to provide security for workers' compensation claims, payment obligations in connection with self-insurance or similar requirements in the ordinary course of business;

     (x)    Refinancing Indebtedness;

     (xi) Indebtedness incurred in a Qualified Receivables Transaction that is without recourse to the Company or to any Restricted Subsidiary of the Company or their assets (other than a Receivables Subsidiary and its assets); and

     (xii) additional Indebtedness of the Company and its Restricted Subsidiaries in an aggregate principal amount not to exceed $25,000,000 at any one time outstanding.

          "PERMITTED INVESTMENTS" means (i) Investments by the Company or any Restricted Subsidiary of the Company in any Person that is or will become immediately after such Investment a Wholly Owned Restricted Subsidiary of the Company or that will merge or consolidate into the Company or a Wholly Owned Restricted Subsidiary of the Company; (ii) Investments in the Company by any Restricted Subsidiary of the Company; (iii) investments in cash and Cash Equivalents; (iv) loans and advances to employees and officers of the Company and its Restricted Subsidiaries in the ordinary course of business for bona fide business purposes not in excess of $2,000,000 in the aggregate at any one time outstanding; (v) Currency Agreements and Interest Swap Obligations entered into in the ordinary course of the Company's or its Restricted Subsidiaries' businesses and otherwise in compliance with the Indenture; (vi) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers; (vii) Investments made by the Company or its Restricted Subsidiaries as a result of consideration received in connection with an Asset Sale; (viii) Investment by the Company or a Wholly Owned Restricted Subsidiary of the Company in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Transaction; (ix) notes received from management as payment for purchases of Capital Stock; and (x) additional Investments by the Company or any Restricted Subsidiary of the Company in an aggregate amount, based on original cost, not to exceed $1,000,000 at any one time outstanding.

          "PERSON" means an individual, partnership, corporation, unincorporated organization, trust or joint venture, limited liability company or a governmental agency or political subdivision thereof.

          "PREFERRED STOCK" of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

          "PUBLIC EQUITY OFFERING" means an underwritten public offering of Qualified Capital Stock of the Company sold by the Company after the Issue Date pursuant to a registration statement filed with the Commission in accordance with the Securities Act.

          "QUALIFIED CAPITAL STOCK" means any Capital Stock that is not Disqualified Capital Stock.

          "QUALIFIED RECEIVABLES TRANSACTION" means any transaction or series of transactions that may be entered into by the Company or any of its Restricted Subsidiaries pursuant to which the Company or any of its Restricted Subsidiaries may sell, convey or otherwise transfer to (i) a Receivables Subsidiary (in the case of a transfer by the Company or any of its Restricted Subsidiaries) and
(ii) any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Company or any of its Restricted Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.

          "RECEIVABLES SUBSIDIARY" means a Wholly Owned Restricted Subsidiary of the Company that engages in no activities other than in connection with the financing of accounts receivable and that is designated by the Board of Directors of the Company (as provided below) as a Receivables Subsidiary (a) which has no Indebtedness or any other Obligations (contingent or otherwise) which (i) is guaranteed by the Company or any other Restricted Subsidiary of the Company (excluding guarantees of Obligations (other than the principal of, and interest on, Indebtedness) pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction), (ii) is recourse to or obligates the Company or any other Restricted Subsidiary of the Company in any way other than pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction or (iii) subjects any property or asset of the Company or any other Restricted Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction, (b) with which neither the Company nor any other Restricted Subsidiary of the Company has any material contract, agreement, arrangement or understanding other than on terms no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company, other than fees payable in the ordinary course of business in connection with servicing accounts receivable and (c) with which neither the Company nor any other Restricted Subsidiary of the Company has any obligation to maintain or preserve such Restricted Subsidiary's financial condition or cause such Restricted Subsidiary to achieve certain levelsof operating results. Any such designation by the Board of Directors of the Company shall be evidenced to the Transfer Agent by filing with the Transfer Agent a Board Resolution of the Board of Directors of the Company giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions.

          "REFINANCE" means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, pre-pay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. "Refinanced" and "Refinancing" shall have correlative meanings.

          "REFINANCING INDEBTEDNESS" means any Refinancing by the Company or any Restricted Subsidiary of the Company of Indebtedness incurred in accordance with the "Incurrence of Additional Indebtedness and Issuance of Disqualified Capital Stock" covenant of Section 6(b) (other than pursuant to clause (ii), (iv), (v),
(vi), (vii), (viii), (ix), (xi) or (xii) of the definition of Permitted Indebtedness), in each case that does not (1) result in an increase in the aggregate principal amount of Indebtedness of such Person as of the date of such proposed Refinancing (plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness and plus the amount of reasonable expenses incurred by the Company in connection with such Refinancing) or (2) create Indebtedness with (A) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced or (B) a final maturity earlier than the final maturity of the Indebtedness being Refinanced.

          "RESTRICTED SUBSIDIARY" of any Person means any Subsidiary of such Person which is not an Unrestricted Subsidiary.

          "SALE AND LEASEBACK TRANSACTION" means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to the Company or a Restricted Subsidiary of any property, whether owned by the Company or any Restricted Subsidiary at the Issue Date or later acquired, which has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such Property.

          "SENIOR SECURITIES" means any class or series of Capital Stock of the Company ranking senior to the Series A Preferred Stock with respect to dividends or upon liquidation.

          "SUBSIDIARY," with respect to any Person, means (i) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person or (ii) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

          "TERM LOAN FACILITY" means one or more term loan facilities under the Credit Agreement.

          "TRANSFER AGENT" means the entity designated from time to time by the Company to act as the registrar and transfer agent for the Series A Preferred Stock.

          "TRUSTEE" means U.S. Trust Company of California, N.A.

          "UNRESTRICTED SUBSIDIARY" of any Person means (i) any Subsidiary of such Person that at the time of determination shall be or continue to be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; PROVIDED that (x) the Company certifies to the Transfer Agent that the Company's investment in such Unrestricted Subsidiary is a Permitted Investment or that such designation complies with the "Restricted Payments" covenant and (y) each Subsidiary to be so designated and each of its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any of its

Restricted Subsidiaries. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if (x) immediately after giving effect to such designation, the Company is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Incurrence of Additional Indebtedness and Issuance of Disqualified Capital Stock" covenant of Section 6(b) and (y) immediately before and immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Transfer Agent a copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

          "WEIGHTED AVERAGE LIFE TO MATURITY" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding aggregate principal amount of such Indebtedness into (b) the sum of the total of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

          "WHOLLY OWNED RESTRICTED SUBSIDIARY" of any Person means any Restricted Subsidiary of such Person of which all the outstanding voting securities (other than in the case of a foreign Restricted Subsidiary, directors' qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) are owned by such Person or any Wholly Owned Restricted Subsidiary of such Person.

          IN WITNESS WHEREOF, the Company has caused this certificate to be duly executed by Michael F. Vukelich, Chief Executive Officer, and attested by Karla
D. Vukelich, its Secretary, this 22nd day of December, 1997.

                                       COLOR SPOT NURSERIES, INC.



                                       By: /s/ Michael F. Vukelich
                                          ----------------------------------
                                          Michael F. Vukelich
                                          Chief Executive Officer

ATTEST:



By: /s/ Karla D. Vukelich
   ---------------------------
   Karla D. Vukelich
   Secretary